Ontario and Alberta - Form 27
British Columbia, Form 53-901F

MATERIAL CHANGE REPORT UNDER SECTION 75(2) OF THE SECURITIES ACT (ONTARIO),
SECTION 118(1) OF THE SECURITIES ACT (ALBERTA) AND
SECTION 85(1) OF THE SECURITIES ACT (BRITISH COLUMBIA)

MATERIAL CHANGE REPORT

ITEM 1	REPORTING ISSUER Buffalo Gold Ltd. Suite 880, 609 Granville Street Vancouver, BC V7Y 1G5
ITEM 2	DATE OF MATERIAL CHANGE November 13, 2003
ITEM 3	PRESS RELEASE Issued November 24, 2003 at Vancouver, BC
ITEM 4

SUMMARY OF MATERIAL CHANGE

Buffalo Gold Ltd. reports that it has, subject to regulatory approval, arranged a brokered private placement of 2,727,272 units at a price of US$0.55 per unit to generate gross proceeds of US$1,500,000.

ITEM 5

FULL DESCRIPTION OF MATERIAL CHANGE

Buffalo Gold Ltd. ("Buffalo") reports that it has, subject to regulatory approval, arranged a brokered private placement of 2,727,272 units at a price of US$0.55 per unit to generate gross proceeds of US$1,500,000. Each unit will consist of one common share of Buffalo and one share purchase warrant entitling the purchase of an additional common share of Buffalo at a price of US$0.68 per share for a period of one year.

Canaccord Capital Corporation ("Canaccord") has agreed to act as Buffalo's agent in respect of this placement and will receive a commission of 10% of the gross proceeds and a broker's warrant entitling the purchase, at the offering price, of that number of units that equals 15% of the number of units sold pursuant to the placement for a period of two years.

Canaccord also has the right to increase the amount of the offering by up to 25% or $375,000 to cover over-allotments.

The proceeds from this placement will be used to fund Buffalo's acquisition from Terrawest Resource Holdings Ltd. of its Guizhou gold properties in the People's Republic of China and Buffalo's initial exploration of those properties.

ITEM 6	RELIANCE ON SECTION 85(2) OF THE ACT This report is not being filed on a confidential basis.
ITEM 7	OMITTED INFORMATION There are no significant facts required to be disclosed herein which have been omitted.
ITEM 8	DIRECTOR/SENIOR OFFICER Contact: John Tully Telephone: 604.685.5492
ITEM 9	STATEMENT OF SENIOR OFFICER/DIRECTOR The foregoing accurately discloses the material change referred to herein.

DATED at Vancouver, BC this 24th day of November 2003.
/s/ J.G. Stewart ----------------------------------------------- J.G. Stewart, Director